PRESS RELEASE
January 22, 2008
For Immediate Release

For Further Information Contact:	Michael W. Dosland
President and Chief Executive Officer
First Federal Bankshares, Inc.
329 Pierce Street, P.O. Box 897
Sioux City, IA 51102
712.277.0222

FIRST FEDERAL BANKSHARES, INC. ANNOUNCES EARNINGS AND
DECLARES DIVIDEND

Sioux City, Iowa.    First Federal Bankshares, Inc. (the “Company”) (Nasdaq Global Market: FFSX), the parent company of Vantus Bank (the “Bank”) reported net income for the three months ended    December 31, 2007, of $318,000, or $0.10 per diluted share, compared to $412,000, or $0.12 per diluted share for the three months ended December 31, 2006.   For the six months ended December 31, 2007, the Company had net income of $732,000, or $0.22 per diluted share, compared to $1.4 million, or $0.41 per diluted share for the six months ended December 31, 2006.

The Company’s annualized return on average equity (ROE) for the most recent quarter was 1.86% compared to 2.35% for the same period a year ago.  Annualized return on average assets (ROA) for the quarter was 0.20% compared to 0.28% twelve months prior.  ROE and ROA for the six months ended December 31, 2007, were 0.23% and 2.12%, respectively.  This compared to 0.46% and 3.93%, respectively, for the same period in the previous year.

Net interest income for the three-month period ended December 31, 2007, increased $339,000 from $3.9 million for the three months ended December 31, 2006, to $4.2 million for the three months ended December 31, 2007.  For the three months ended December 31, 2007, the Company’s net interest margin was 3.02% compared to 2.89% for the same period a year ago.  The increase in margin was due to asset yields rising faster than the cost of the Company’s interest-bearing liabilities.  Asset yields increased 29 basis points due primarily to increases in yields on the Company’s investment and loan portfolios.  The Company’s interest-bearing liabilities only increased nine basis points during the same time period.  In addition, average earning assets for the three months ended December 31, 2007, increased $21.5 million compared to the same period last year.

Compared to the quarter ended September 30, 2007, the Company’s net interest margin improved from 2.96% to 3.02% in the most recent quarter.  Michael Dosland, President and Chief Executive Officer, commented, “The Company has benefited from recent declines in market interest rates, which has provided us the opportunity to lower our deposit costs.”  Dosland added, “Although we can’t be certain in the current rate environment, we expect our net interest margin to continue to improve modestly in the near term as our liability costs adjust downward at a faster pace than the yield on our earning assets.”

For the six month period ended December 31, 2007, net interest income increased to $8.3 million compared to $8.0 million for the same period ended December 31, 2006.  For the six months ended December 31, 2007, the Company’s net interest margin declined slightly from 3.00% to 2.96%.  The decline in margin was offset by an increase in average earning assets.  Average earning assets as of December 31, 2007, increased $27.5 million to $566.2 million as compared to the same period last year.

Non-interest income totaled $1.6 million for the three months ended December 31, 2007, compared to $1.5 million for the three months ended December 31, 2006.  For the six months ended December 31, 2007 and 2006, non-interest income was $3.1 million in each period.  The decline in service fees on deposits was offset by an increase in fees charged on consumer and commercial loans.  The decrease in service fees on deposits was due to the elimination of fees on internet banking services and lower income from overdraft fees as a result of the implementation of an overdraft protection product.  These changes were driven by competitive forces in the Company’s market areas.  The corresponding increase in the amount of service fees on commercial and consumer loans is due to the collection of prepayment penalties on a number of large commercial real estate loans that refinanced during the period.

Non-interest expense for the three months ended December 31, 2007, increased $443,000 or 9.8% over the same period last year.  For the six months ended December 31, 2007, non-interest expense increased $1.2 million or 13.2% as compared to the six months ended December 31, 2006.   Personnel expense increased $493,000 or 9.6% for the six months ended December 31, 2007, as compared to the same period last year.  This increase was primarily due to the increase in the number of full-time equivalent employees as compared to last year.  The number of full-time equivalent employees was 196 as of December 31, 2007, as compared to 177 at the same time last year.  This increase was primarily due to the opening of a new banking center in the Des Moines market, as well as the hiring of certain key employees over the past twelve months.  Advertising, donations, and public relations for the six months ended December 31, 2007, increased $382,000 to $766,000 as compared to the same period last year.  This change was due to increased costs associated with the promotion of the Bank’s new name and brand.  Data processing, ATM, and other item processing expense increased $184,000 from $603,000 for the six months ended December 31, 2006, to $787,000 for the six months ended December 31, 2007.  This increase was partially due to costs associated with the purchase of new debit card stock in association with the name change and the recognition of allowances for debit card and checking account overdraft losses.

Provision for loan losses for the six months ended December 31, 2007, was $513,000 compared to $503,000 for the six months ended December 31, 2006.  Provision for loan losses for the quarter ended December 31, 2007, was $492,000 compared to $403,000 in the same quarter last year.   Provision expense recorded in the most recent quarter was primarily due to the partial charge-off of two commercial real estate loan relationships during the period and the establishment of a specific loss allowance on a commercial loan to a concrete pumping company.   The collateral securing the two commercial real estate relationships, which consisted of single-family homes and lots, were transferred to foreclosed and repossessed property.  The loan loss provision in the same quarter of the previous year was primarily related to the Company’s reclassification of $10.3 million in non-performing and classified loans to held for sale status.  These loans were subsequently sold in 2007.

Non-performing loans increased slightly from $2.8 million at December 31, 2006, to $3.0 million as of December 31, 2007.  Despite only a modest increase in non-performing loans in recent periods, the Company has experienced a more significant increase in classified loans over the same timeframe.  These loans continue to perform under the terms of their loan agreements, but exhibit stress that results in increased scrutiny by management.  Classified loans have increased principally in response to well-publicized difficulties in the markets for commercial and residential real estate in the Des Moines market area.  Management expects this trend to continue in the near term, but believes that the situation is manageable. Over 70% of the Company’s classified loans at December 31, 2007, were related to only five borrowers.  In the judgment of management, additional losses on these relationships are not expected at this time. However, there can be no assurances.

Income tax expense for the six months ended December 31, 2007, was $143,000 compared to $441,000 for the six months ended December 31, 2006. Income tax expense for these periods represented 16.3% and 25.3% of pre-tax income, respectively.  Income tax expense for the three months ended December 31, 2007 and 2006, was $28,000 and $77,000 or 8.1% and 16.8% of pre-tax income, respectively.  The decrease in the Company’s effective tax rates in the most recent periods occurred because tax-exempt income has become a larger percentage of pre-tax income.

Total assets increased by $25.3 million, or 4.2%, to $626.0 million at December 31, 2007, from $600.6 million at December 31, 2006.  This increase was primarily due to the purchase of $50 million in variable-rate trust-preferred pooled securities (TPSs) that are currently funded by short-term advances from the Federal Home Loan Bank (FHLB).  This development was partially offset by a $19.3 million or 3.2% decline in loans receivable and a $10.3 million decline in non-performing and classified loans held for sale.  Deposits totaled $451.7 million at December 31, 2007, an increase of $4.0 million, over the previous year.  Total deposits declined significantly from June 30, 2007, as a result of management’s decision to replace $50 million in brokered certificates of deposits (originally drawn to fund the purchase of the aforementioned TPSs) with $50 million in advances from the FHLB.

Dividend Declared

On January 17, 2008, the Board of Directors of First Federal Bankshares, Inc. declared a quarterly cash dividend of $0.105 per share. The dividend is payable on February 29, 2008, to stockholders of record on February 15, 2008.

Other Matters

The Company continues to construct a new full-service banking center in Ankeny, Iowa, a fast-growing community north of Des Moines.  The Company expects to open this location in the Spring of 2008.  Also, the Company continues to search for additional banking center locations in the growing Des Moines metro area.

The Company’s book value per share was $20.12 at December 31, 2007, compared to $20.72 at June 30, 2007.  This decline was attributable to a $2.7 million increase in accumulated other comprehensive loss.  This increase was caused by a decline in the fair value of the Company’s available-for-sale securities, most notability its portfolio of TPSs.  In recent months, well-publicized volatility in national credit markets has resulted in significant fluctuations in the value of the Company’s TPSs.  In the opinion of management this volatility is due to market perceptions of credit risk.  It does not reflect the underlying credit quality or performance of the community banks, thrifts, insurance companies, and, to a very limited extent, the REITS that secure the Company’s TPSs.  There have been no significant defaults or payment deferrals or other financial difficulties reported by the financial institutions that secure the Company’s TPSs.  Regardless, continued volatility in the market value of these securities could result in significant fluctuations in the value of these securities.  This could have an adverse affect on the Company’s accumulated other comprehensive loss.  Management believes the Company’s TPS portfolio is its single most profitable earning asset as measured by estimated return on assets and return on equity.

In January, the FHLB informed the Bank that its borrowing limit at the FHLB was reduced from 35% of total assets to 25% of total assets (or from approximately $219 million to $156 million).  The Bank currently has only $90 million in borrowings outstanding with the FHLB.  As a result, this development is not expected to have a near-term impact on the Bank’s operations.  In any event, the Bank has access to adequate levels of alternative borrowing sources such as fed funds lines, repurchase agreements, and brokered certificates of deposits.  Furthermore, the Bank continues to be classified “well-capitalized” under regulatory standards.  The FHLB’s decision affected other financial institutions as well as the Bank and was based on its analysis of non-performing assets and earnings trends in recent periods.  Management expects that its borrowing limit at the FHLB will be restored as asset quality and earnings improve, although there can be no assurances.

About Vantus Bank

The Company’s banking subsidiary, Vantus Bank, is headquartered in Sioux City, Iowa.  Founded in 1923, Vantus Bank is a community bank serving businesses and consumers in seven full-service offices in northwest Iowa, a full-service office in South Sioux City, Nebraska, and six full-service offices in central Iowa, including three in the Des Moines market area.

Certain matters in the press release are “forward looking statements” intended to qualify for the safe harbor from liability as established by the Private Securities Litigation Reform Act of 1995.  Such forward looking statements include words and phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends to,” or similar expressions.  Similarly statements that describe the Company’s future plans, objectives, or goals are forward-looking statements.  The Company wishes to caution the readers not to place undue reliance on any such forward-looking statements, which speak only as of the date of the press release, and to advise readers that various factors could affect the Company’s financial performance and could cause results for future periods to differ materially from those anticipated or projected.  Such factors include, but are not limited to: (i) general market interest rates, (ii) general economic conditions, (iii) legislative/regulatory changes, (iv) monetary and fiscal policies of the U.S. Treasury and Federal Reserve, (v) changes in the quality or composition of Company’s loan and investment portfolios, (vi) demand for loan products, (vii) deposit flow, (viii) competition, (ix) demand for financial services in Company’s markets and (x) changes in accounting principles, policies, or guidelines.

FIRST FEDERAL BANKSHARES, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

	December 31	June 30	December 31
(Dollars in thousands, except per share amounts)	2007	2007	2006
ASSETS
Cash and cash equivalents	$20,780	$25,738	$19,357
Securities available-for-sale, at fair value	109,738	122,309	62,887
Securities held-to-maturity, at cost	8,960	9,549	11,899
Non-performing and classified loans held for sale, at lower of cost or fair value	-	-	10,349
Mortgage loans held for sale	1,663	2,131	-
Loans receivable, net	420,260	427,954	439,560
Office property and equipment, net	18,478	16,205	14,408
Federal Home Loan Bank stock, at cost	5,240	3,560	4,583
Accrued interest receivable	3,035	2,940	2,702
Goodwill	18,417	18,417	18,417
Foreclosed and repossessed assets	3,611	2,156	471
Other assets	15,800	14,858	16,007
Total assets	$625,982	$645,817	$600,640
LIABILITIES
Deposits	$451,655	$507,865	$447,663
Advances from FHLB and other borrowings	102,659	62,202	77,888
Advance payments by borrowers for taxes and insurance	888	916	914
Accrued interest payable	2,478	2,691	2,524
Accrued expenses and other liabilities	1,862	1,888	1,962
Total liabilities	559,542	575,562	530,951
STOCKHOLDERS' EQUITY
Common stock, $.01 par value	51	51	51
Additional paid-in capital	39,388	39,230	38,951
Retained earnings, substantially restricted	59,014	58,704	57,715
Treasury stock, at cost	(28,536)	(26,886)	(26,224)
Accumulated other comprehensive loss	(2,871)	(179)	(79)
Unearned ESOP	(606)	(665)	(725)
Total stockholders' equity	66,440	70,255	69,689
Total liabilities and stockholders' equity	$625,982	$645,817	$600,640

Actual number of shares outstanding at end
of period, net of treasury stock	3,302,971	3,389,971	3,410,748
Average shares outstanding used to compute:
Basic earnings per share	3,248,309	3,316,774	3,309,482
Diluted earnings per share	3,265,856	3,343,532	3,342,938
Shareholders' equity to total assets	10.61%	10.88%	11.60%
Book value per share	$20.12	$20.72	$20.43

FIRST FEDERAL BANKSHARES, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three months ended		Six months ended
	December 31		December 31
(Dollars in thousands, except per share amounts)	2007	2006	2007	2006
Interest on loans	$7,403	$7,535	$14,834	$15,171
Interest on investment securities	1,994	1,004	4,019	1,798
Interest on cash and cash equivalents	8	110	58	244
Total interest income	9,405	8,649	18,911	17,213
Interest on deposit liabilities	3,915	3,784	8,477	7,206
Interest on borrowings	1,289	1,003	2,153	2,040
Total interest expense	5,204	4,787	10,630	9,246
Net interest income	4,201	3,862	8,281	7,967
Provision for loan losses	492	403	513	503
Net interest income after provision	3,709	3,459	7,768	7,464
Service charges on deposit accounts	835	857	1,618	1,763
Fees on commercial and consumer loans	123	51	221	85
Gain on sale of real estate held for development	47	20	47	60
Mortgage banking revenue	177	178	371	378
Other income	403	397	837	817
Total non-interest income	1,585	1,503	3,094	3,103
Personnel expense	2,825	2,618	5,631	5,138
Office property and equipment	701	687	1,402	1,365
Data processing, ATM and debit card transaction
costs, and other item processing expense	417	294	787	603
Professional, insurance, and regulatory expense	252	275	507	559
Advertising, donations, and public relations	303	217	766	384
Communications, postage, and office supplies	225	208	435	402
Other expense	225	206	459	372
Total non-interest expense	4,948	4,505	9,987	8,823
Income from continuing operations before income taxes	346	457	875	1,744
Income tax expense	28	77	143	441
Income from continuing operations	318	380	732	1,303
Income from discontinued operations, net of tax	-	32	-	76
Net income	$318	$412	$732	$1,379

Basic earnings per share:
Income from continuing operations	$0.10	$0.11	$0.23	$0.40
Income from discontinued operations	-	0.01	-	0.02
Net income per share	$0.10	$0.12	$0.23	$0.42

Diluted earnings per share:
Income from continuing operations	$0.10	$0.11	$0.22	$0.39
Income from discontinued operations	-	0.01	-	0.02
Net income per share	$0.10	$0.12	$0.22	$0.41

Cash dividends declared per share	$0.105	$0.105	$0.210	$0.205

FIRST FEDERAL BANKSHARES, INC and SUBSIDIARIES
SELECTED FINANCIAL DATA (unaudited)

	At or for the three months ended		At or for the six months ended
	December 31		December 31
(Dollars in thousands, except per share amounts)	2007	2006	2007	2006
Average total assets	$627,507	$596,890	$629,536	$594,044
Average interest-earning assets	563,207	541,706	566,179	538,682
Average interest-bearing liabilities	510,941	480,272	512,934	477,159
Average interest-earning assets to average
interest-bearing liabilities	110.23%	112.79%	110.38%	112.89%

Activity in the allowance for loan losses during the period:
Balance at beginning of period	$1,743	$5,482	$1,797	$5,466
Provision for loan losses	492	403	513	503
Charge-offs:
Single-family mortgage loans	-	-	-	(20)
Commercial real estate loans	(182)	-	(182)	-
Commercial business loans	(15)	(2,617)	(71)	(2,617)
Consumer loans	(33)	(49)	(79)	(127)
Total loans charged-off	(230)	(2,666)	(332)	(2,764)
Loans transferred to held for sale	-	(1,300)	-	(1,300)
Recoveries	51	125	78	139
Charge-offs net of recoveries	(179)	(3,841)	(254)	(3,925)
Balance at end of period	$2,056	$2,044	$2,056	$2,044

Non-performing loans receivable	$2,988	$2,775	$2,988	$2,775
Non-performing loans to total loans receivable	0.70%	0.63%	0.70%	0.63%
Allowance for loan losses to non-performing loans	68.81%	73.66%	68.81%	73.66%
Ratio of allowance for loan losses to total loans
held for investment at end of period	0.47%	0.46%	0.47%	0.46%

Selected operating data: (1)
Return on average assets	0.20%	0.28%	0.23%	0.46%
Return on average equity	1.86%	2.35%	2.12%	3.93%
Net interest rate spread	2.62%	2.42%	2.55%	2.54%
Net yield on average interest-earning assets (2)	3.02%	2.89%	2.96%	3.00%
Efficiency ratio (3)	85.53%	83.94%	87.74%	79.29%
(1) Annualized except for efficiency ratio.
(2) Net interest income, tax-effected, divided by average interest-earning assets.
(3) Non-interest expense divided by net interest income plus non-interest income, less gain (loss) on sale of other real estate owned, investments, and fixed assets.

FIRST FEDERAL BANKSHARES, INC and SUBSIDIARIES
SELECTED FINANCIAL DATA (unaudited)
		Weighted
	December 31	Average
(Dollars in thousands, except per share amounts)	2007	Rate
Time deposits maturing within...
Three months	$68,297	4.83%
Four to six months	83,650	4.91%
Seven to twelve months	33,565	4.47%
More than twelve months	57,369	4.70%
Total time deposits	$242,881	4.77%

FHLB advances and all other borrowings maturing within...
Three months	$63,909	4.73%
Four to six months	9,000	5.54%
Seven to twelve months	13,000	5.50%
More than twelve months	16,750	4.98%
Total FHLB advances and all other borrowings	$102,659	4.94%

	Three months ended		Six months ended
	December 31		December 31
	2007	2006	2007	2006
Market price per share:
High for the period	$19.00	$22.51	$19.00	$22.51
Low for the period	$12.80	$21.40	$17.50	$21.40
Close at end of period	$14.05	$21.70	$14.05	$21.70